Exhibit 23.7

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the references to our firm under the caption “Experts” in this Registration Statement (Form S-3/A) and related Prospectus of Freeport-McMoRan Inc. for the registration of common stock, preferred stock, debt securities, warrants, purchase contracts, units and the related guarantees of Freeport-McMoRan Oil & Gas LLC and to the incorporation by reference therein of our reserve report prepared for Freeport-McMoRan Inc. and its subsidiaries (collectively, the “Company”) relating to the estimated quantities of certain of the Company’s proved and probable reserves of oil and gas and present values thereof as of December 31, 2013, which were originally included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission on February 27, 2014. We also consent to the reference to us under the heading “Oil and Natural Gas Reserves” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference into this Registration Statement.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

November 10, 2014